UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.)

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

CIRCLE STAR ENERGY CORP.
 (Exact Name of Registrant as Specified in its Charter)

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CIRCLE STAR ENERGY CORP.
919 MILAM STREET, SUITE 2300
HOUSTON, TEXAS
77002

Notice of Action by Written Consent

To all Stockholders of Circle Star Energy Corp.:

I am writing to inform you that the Board of Directors of Circle Star Energy Corp. (the “Company”) and holders of a majority of the issued and outstanding shares of capital stock of the Company entitled to vote on the matters set forth herein, have approved the sale of the Company’s interest in JHE Holdings, LLC by written consent in lieu of a meeting pursuant to Section 78.320 of the Nevada Revised Statutes.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF AN ANNUAL MEETING OR SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

This Information Statement, which describes the above corporate actions in more detail, is being furnished to stockholders of the Company for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Pursuant to Rule 14c-2 under the Exchange Act, this corporate action will not be effective until at least twenty (20) calendar days after the mailing of this Information Statement to the stockholders of the Company.  The approval of the sale of the Company’s interest in JHE Holdings, LLC, will be effective on or about February ●, 2012, which is the next business day following the expiration of the aforementioned twenty (20) day period.

By Order of the Board of Directors.

February ●, 2012	____________________________
S. Jeffrey Johnson
Chief Executive Officer

CIRCLE STAR ENERGY CORP.
919 MILAM STREET, SUITE 2300
HOUSTON, TEXAS
77002
Tel: 713-651-0060

Information Statement

 February ●, 2012

This Information Statement is being mailed to the stockholders of Circle Star Energy Corp., a Nevada corporation (hereinafter referred to as the “Company”), on or about February ●, 2012 in connection with the corporate actions described below. The Company’s board of directors (the “Board”) and holders (collectively, the “Consenting Stockholders”) of a majority of the issued and outstanding shares of common stock (the “Common Stock”) of the Company entitled to vote on the matters set forth herein have approved such matters. Accordingly, this Information Statement is furnished solely for the purpose of informing stockholders, in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of this corporate action. No other stockholder approval is required.  The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on January 18, 2012 (the “Record Date”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

CORPORATE ACTION

The Nevada Revised Statutes permit the holders of a majority of the shares of the Company’s outstanding Common Stock to approve and authorize actions by written consent of a majority of the shares outstanding as if the action were undertaken at a duly constituted meeting of the stockholders of the Company. Effective January 4, 2012, Consenting Stockholders holding an aggregate of 14,919,833 shares of Common Stock, representing approximately 50.25% of the total shares of Common Stock entitled to vote on the matters set forth herein, consented in writing without a meeting to the matters described in this Information Statement. As a result, no further votes will be needed to approve the matters set forth herein. As of January 4, 2011, the Company had 29,690,000 shares of Common Stock issued and outstanding.

The Consenting Stockholders consented to sell the Company’s interest in JHE Holdings, LLC to Colonial Royalties, Inc, 777 Main Street, Suite 1400, Forth Worth, Texas, 76102, pursuant to a Membership Interest Purchase Agreement dated December 30, 2011 (the “Membership Interest Purchase Agreement”) as recommended by the Board. No regulatory approval is required for this transaction to be completed.

Overview of JHE Assets

The Company acquired (the “JHE Acquisition”) its interest in JHE Holdings, LLC (“JHE”) pursuant to a Membership Interest Purchase Agreement dated as of May 31, 2011 (the “High Plains Purchase Agreement”) and entered into with High Plains Oil, LLC (“High Plains”).  JHE consists of the following properties:

Permian Basin:

The Permian Basin is an oil field located in West Texas and the adjoining area of southeastern New Mexico. The Permian Basin Oil Field covers an area approximately 250 miles wide and 300 miles long. Various zones and terms such as the Avalon Shale, Leonard Shale, Spraberry Formation, Yeso Oil Play, Bone Spring Formation & Wolfcamp Shale are all part of the Permian Basin.

Bullard Prospect (Scurry County, TX) is a producing oil/gas field located in Scurry County, Texas which is located in the Permian Basin in West Texas. The Company owns a 1.25% - 2.50% working interest (0.9375% - 2.08333% net revenue interest) in four oil/gas producing wells and one salt water disposal well out of the Clear Fork and Glorietta formations at an approximate depth of 3,800 to 3,900 feet.  Further, the operator may drill in 5-6 more locations in the Bullard Prospect in the next 12 months. As of January 3, 2011, the operator had identified approximately 6-10 undeveloped locations in the Bullard Prospect. The Company has interests in wells located in the Bullard Prospect operated by Unitex Oil & Gas. The Company holds interests in 3,104.19 gross acres, 2,862.69 of which is undeveloped, and 75.3359 net acres, 71.5671 of which is undeveloped.

TXL Extension (Crane County, TX) is a producing oil/gas field located in Crane County, Texas, which is located in the Permian Basin in West Texas. The Company has interests in wells located in the TXL Extension operated by CML Exploration, LLC. The Company owns a 1.00% working interest (0.75% net revenue interest) in two wells producing out of the Wolfcamp formation at an approximate depth of 8,000 to 9,000 feet. The Company holds interests in 80.00 gross acres and 0.8000 net acres in the TXL Extension.

Eagle Ford Shale

The Eagle Ford Shale is located in South Texas.  The formation produces from various depths between 4,000 and 12,000 feet. The Eagle Ford Shale takes its name from the town of Eagle Ford Texas where the shale outcrops at the surface in clay form. The Eagle Ford is a booming shale play.

The Eagle Ford Shale is a geological formation directly beneath the Austin Chalk limestone and it is considered to be the “source rock”, or the original source of hydrocarbons that are contained in the Austin Chalk.

 The Company has interests in wells in the Pearsall Prospect which is a producing oil field located around and between Crystal City and Carrizo Springs, Texas, located in south Texas  The wells in which the Company has an interest are located in Dimmit and Zavala counties.

Dimmit County, TX

Dimmit County is situated in South Texas where companies are targeting oil, condensate, and gas. Dimmit County produces from both the condensate rich and oil prone areas of the Eagle Ford.

Zavala County, TX

Zavala County is in South Texas and forms part of the Eagle Ford Shale Oil Play. The county lies within the Maverick Basin where oil & gas companies are targeting the Eagle Ford Shale and the Pearsall Shale Gas Play. Drilling in the Eagle Ford targets depths of 4,000 ft to 6,000 ft in the central and southern portions of the county.

Pearsall Prospect

The Pearsall field was originally discovered in the 1930’s and is part of a major oil-producing trend that stretches from near the Texas/Mexico border to the Texas/Louisiana border. The majority of the Company’s wells in the Pearsall Prospect are operated by CML Exploration, LLC. Chesapeake Energy Corporation (“Chesapeake”) also operates some of the Company’s assets in the Pearsall Prospect. The Company owns a 0.24% - 5.00% working interest (0.17% - 3.75% net revenue interest) in 18 oil wells producing out of the Austin Chalk and Buda formations at an approximate depth of 6,000 to 7,100 feet. The Company holds interests in gross acres of 36,687.53 and net acres of 90.2365 in the Pearsall Prospect. Oil and natural gas production from this area is 40 degrees-gravity oil and 1200-1600 BTU natural gas. The Company also owns interests in various non-producing overriding royalty interest in the Eagle Ford Shale, which is a deeper, productive formation located in the same geographic area.

Chesapeake has permitted 13 Eagle Ford wells on the acreage in which the Company owns an average overriding royalty interest of 0.16% across 25,000 acres, and 9 wells have been, or are currently being drilled on the aforementioned asset.  In addition, the Company owns a 1.0% overriding royalty interest in 3,200 acres operated by Chesapeake.

Approximately 50% of the horizontal drill wells in the world have been drilled in the Austin Chalk.  The Austin Chalk is a prolific reservoir that has been developed with vertical and horizontal drilling techniques.

Nursery Prospect

Nursery Prospect (Victoria County, TX) is a producing gas field located in Victoria County, Texas. The Nursery Prospect is situated in an area that has exhibited excellent gas and very good associated condensate production.

The Company owns a 2.75% working interest (2.00% - 2.10% net revenue interest) in two gas wells producing out of the Frio and Miocene Mountain formations at an approximate depth of 4,400 to 6,000 feet. The Company’s wells located in the Nursery Prospect are operated by CML Exploration, LLC. The Company holds interests in 80.00 gross acres and 2.2000 net acres in the Nursery Prospect.

Madisonville Woodbine Prospect

Madisonville Woodbine Prospect (Grimes and Madison Counties, TX) is a producing oil field located south of Madisonville, Texas. The Company owns a 0.00% - 2.90% working interest (0.019% - 2.90% net revenue interest) in five oil wells producing out of the Woodbine formation at an approximate depth of 7,800 to 9,000 feet. The Company acquired these interests via its acquisition of JHE.  JHE had received its mineral interest and working interest in the Madisonville Woodbine Prospect through perpetual mineral deeds. The Company’s wells located in the Madisonville Woodbine Prospect are operated by CML Exploration and Woodbine Acquisition Corp, formerly PetroMax Operating. The Company holds interests in 3,466.23 gross acres and 43.9655 net acres in the Madisonville Woodbine Prospect. The Company owns approximately a 5.0% net revenue interest in the Oltmann Unit #1.  Oil and natural gas production from this area is 40 degrees -gravity oil and 1200-1400 BTU natural gas. The Company also owns an interest in WAC’s Camp #1 well which is undergoing completion and in several undeveloped horizontal Woodbine locations.

EnCana Hilltop Bossier Field

EnCana Hilltop Bossier Field (Robertson County, TX) is a producing gas field located west of Centerville Texas, in east Texas. The Company owns a 0.41% - 3.76% working interest (0.32% - 2.73% net revenue interest) and 0% - 0.59% mineral interest in five gas wells producing out of the Bossier formation at an approximate depth of 11,000 to 12,500 feet. The Company owns this interest by virtue of a perpetual mineral interest and royalty interests in the six wells.  Deep Bossier wells intersect shale and sandstone formations that are between 2,000 and 3,000 feet thick. The Company obtained its perpetual mineral interest from one of the original mineral owners. The Company’s wells in the EnCana Hilltop Bossier Field are operated by EnCana Oil & Gas (USA), Inc. The Company holds interests in  1,628.42 gross acres and 9.8790 net acres in the EnCana Hilltop Bossier Field.

Giddings Field

Giddings Field (Fayette and Lee Counties, TX) is a producing oil field across several counties in South Central Texas. The Giddings field was rapidly exploited in the 1970’s and eventually expanded to include a long, narrow trend which extends from the Texas-Mexico border up through northeast Texas into Louisiana. The primary producing reservoir is the Austin Chalk which produced over 1 Billion BOE through vertical development and then underwent massive horizontal development beginning in the early 1990’s, with secondary production from the Taylor and deeper Buda and Georgetown formations. The Company owns a 0.00% - 3.00% working interest (0.76% - 2.28% net revenue interest) in seven oil wells producing out of the Austin Chalk formation at an approximate depth of 7,800 to 9,000 feet. The Company’s wells in Giddings field are operated by Leexus Oil LLC. The Company holds interests in 1,766.13 gross acres and 54.2493 net acres in Giddings field.

Reason for Selling JHE

The Company’s management was approached with an opportunity to sell the Company’s interest in JHE at a premium to what the Company paid for JHE in the JHE Acquisition.  The sale of JHE will permit the Company to pay off the remainder of a promissory note that was assumed from High Plains as part of the JHE Acquisition and will provide the Company with sufficient capital to pursue other opportunities currently being negotiated by management.

Upon closing of the transactions under the Membership Interest Purchase Agreement, the Company will continue to own interests in (i) its online customer support system business and (ii) certain oil and gas properties located in Glasscock County, Texas.

Overview of the Membership Interest Purchase Agreement with Colonial

Colonial Royalties, Inc., a Texas corporation, proposes to purchase 100% of the Company’s interests in JHE and the retained 10% contractual profits interest in JHE held by High Plains (the “High Plains Interest”), an entity wholly owned by S. Jeffrey Johnson (“Johnson”), a director and the Chief Executive Officer of the Company, in consideration for $9,350,000. The first payment, $100,000, was received on December 30, 2011. The subsequent payments will be made based on the following schedule: $2,100,000 on January 29, 2012 (the “Second Payment”); $3,200,000 on February 26, 2012 (the “Third Payment”); and $3,950,000 on March 29, 2012 (the “Final Payment” and collectively all payments are known as the “Acquisition Payments”). The Company’s interest in JHE will not be transferred to Colonial until March 29, 2012 (the “Closing Date”) after receipt of the Final Payment. The Membership Interest Purchase Agreement has an effective date of January 1, 2012 (the “Effective Date”).

All cash receipts including all revenues, payments, royalties and distributions received by JHE (the “Cash Receipts”) from January 1, 2012 will be held by JHE for the benefit of Colonial to be disbursed to Colonial contingent on timely payment of the Acquisition Payments. The Cash Receipts (i) for the month of January shall be paid to Colonial on February 1, 2012, contingent upon timely payment of the Second Payment; (ii) for the month of February shall be paid to Colonial on March 1, 2012, contingent upon timely payment of the Third Payment; and (iii) all accounts for the Company shall be transferred to Colonial upon timely payment of the Final Payment.

Pursuant to the Membership Interest Purchase Agreement, High Plains, a related party to the Company, will receive $935,000 (the “HP Payment”) for the High Plains Interest, paid on the Closing Date. The Company obtained a release from High Plains stating that the HP Payment shall constitute full, fair and adequate consideration for the High Plains Interest and that on receipt of the HP Payment all of High Plains’ rights, title, and interest in JHE will be relinquished and assigned to Colonial.

The Membership Interest Purchase Agreement contains customary representations, warrants and covenants.

Board Approval and Recommendation
By way of unanimous written consent of the Board on December 29, 2011, the Board recommended to the shareholders to sell all of the Company’s interest in JHE pursuant to the Membership Interest Purchase Agreement.

Stockholder Approval

In the absence of a meeting, the affirmative consent of holders of a majority of the outstanding shares of Common Stock of the Company was required to sell the Company’s interest in JHE. The holders of approximately 50.25% of the Company’s voting shares of Common Stock signed a written consent to approve the sale of the Company’s interest in JHE to Colonial and acknowledged the High Plains Interest may be deemed a financial interest under Section 78.140 of the Nevada Revised Statutes.

INFORMATION TO BE FURNISHED BY ITEMS OF SCHEDULE 14A

Dissenters’ right of appraisal

We are a Nevada corporation and are governed by the Nevada Revised Statutes. Holders of the shares of the Company’s Common Stock do not have appraisal or dissenter’s rights under the Nevada Revised Statues in the JHE Sale. The Company will not independently provide our shareholders with any such right of dissent.

Unaffiliated security holders will not be granted access to corporate documents or to obtain counsel or appraisal services at the expense of the Company.

Overview of Circle Star Business Model

The Company owns royalty, non-operated working interests and mineral interests in certain oil and gas properties in Texas and is focused on acquiring and developing two distinct, complimentary portfolios of oil and gas interests. Both of the portfolios listed below will target basins and fields that generate industry leading financial returns.

1.	Non-Operated, Unconventional Portfolio – mineral interest, royalty interest, and non-operated working interest operated by an established, prudent exploration and production companies; and
2.	Operated, Conventional Portfolio – operated working interest in low-risk fields that are well-understood and contain substantial, proved reserves.

Prior to the JHE Acquisition, the Company’s primary business was developing and offering an online help desk customer support system to assist service companies to improve their customer relationship management. We expected our system to be used by organizations interested in improving their customer relationship management by automating their customer support and by establishing a centralized help desk. The software product was intended to be capable of providing a generic solution across a broad range of industries. We conducted market research, started work on a corporate information-only website, researched third party software development firms and began development on the software product. Through fiscal 2011, we continued to develop our software and began to explore opportunities to diversify our business. We are in the process of determining whether to continue to develop our on-line customer support business, to sell the business (assuming a purchaser can be found) or to abandon the business.

Voting Securities and Principal Holders Thereof

As of the date of this Information Statement, there were 29,690,000 shares of common stock issued and outstanding of the Company. Each outstanding share of Common Stock is entitled to one vote per share.

The following table sets forth certain information regarding the beneficial ownership of shares of our Common Stock as of January 17, 2012 by:

●	each person who is known by us to beneficially own more than 5% of our issued and outstanding shares of Common Stock;

●	our named executive officers;

●	our directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership as determined in Rule 13d-3 under the Exchange Act includes common stock acquirable upon exercise or conversion of securities of the Company within 60 days and common stock beneficially owned by an entity or person controlled directly or indirectly, through any contract, arrangement, understanding or otherwise.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Named Officers as a group
Common Stock	David Brow 421 – 9th Street Manhattan Beach, California, 90266	350,000(1)	1.17%
Common Stock	S. Jeffrey Johnson 919 Milam Street, Suite 2300 Houston, Texas 77002	1,000,000(2)	3.26%
Common Stock	G. Jonathan Pina 919 Milam Street, Suite 2300 Houston, Texas 77002	Nil (3)	Nil
Common Stock	Thomas Richards 13853 Creekside Place Dallas, Texas 74240	Nil	Nil
Total for all Directors and Named Officers			4.38%
(1) David Brow was granted 100,000 stock options to acquire shares of common stock of the Company, which vested immediately and can be exercised at $0.50 per share of common stock and as such were included in the amount above.
(2) Johnson’s shares are held in the name of High Plain Oil LLC, which is wholly owned by Johnson. Under an employment agreement (the “Employment Agreement”) entered into between Johnson and the Company, effective October 1, 2011, Johnson will receive the following share issuances if certain targets are met: (i) Restricted Share Issuance 1: 1,514,500 Restricted Shares are payable and issued on the following schedule so long as Mr. Johnson is employed or the Employment Agreement is still effective: 1/3 on March 1, 2012, 1/3 on June 1, 2012, 1/3 on September 1, 2012 (ii) Restricted Share Issuance 2: 1,514,500 Restricted Shares are payable and issued after satisfaction of the following conditions: (1) Daily trading volume of the Company’s common stock exceeds 300,000 for 20 of the last 30 days prior to issuance; and (2) EBITDA (as defined in the Employment Agreement) of the Company exceeds $4,000,000 during any four consecutive quarter periods during the term of the Employment Agreement; (iii) Restricted Share Issuance 3: 3,029,000 Restricted Shares are payable and issued after satisfaction of the following conditions: (1) Daily trading volume of the Company’s common stock exceeds 450,000  for 20 of the last 30 days prior to issuance; and (2) EBITDA of the Company exceeds $6,000,000 during any four consecutive quarter periods during the term of the Employment Agreement, and (iv) Restricted Share Issuance 4: 3,029,000 Restricted Shares are payable and issued after the Company enters into a single Transaction (as defined in the Employment Agreement) which has a Transaction Value (as defined in the Employment Agreement) equal to or in excess of $100,000,000. As a result of the dates for issuance of these shares, these amounts were not included in the share allocation above. The Employment Agreement was filed on EDGAR on a Current Report on Form 8-K on October 14, 2011.
(3) G. Jonathan Pina was granted 350,000 stock options to acquire shares of common stock of the Company, which can be acquired at $0.50 per share of common stock and vest 1/3 on July 11, 2012, 1/3 on July 11, 2013, and 1/3 on July 11, 2014. Pursuant to Jonathan Pina’s employment agreement, as amended, he is entitled to 1,000,000 shares of common stock of the Company on July 11, 2012 and 500,000 on July 11, 2013. As a result of the vesting dates for these shares and stock options, these amounts were not included in the share allocation above.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

High Plains is wholly owned and operated by Johnson, a member of and Chairman of the Board and the Chief Executive Officer of the Company, and ten percent (10%) of the proceeds of the JHE Sale will be paid to High Plains in consideration for the High Plains Interest under the terms of the High Plains Purchase Agreement (see section titled “Overview of the Membership Interest Purchase Agreement with Colonial” for more details)

All members of the Board approved the JHE Sale by unanimous written consent of the Board, with Johnson abstaining in part, effective December 29, 2011.

PROPOSALS BY SECURITY HOLDERS

No security holder entitled to vote at a shareholder’s meeting or by written consent has submitted to the Company any proposal for consideration by the Company or its Board.

COSTS AND MAILING

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company has asked or will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material

ADDITIONAL INFORMATION

The Company files annual and quarterly reports, proxy statements, and other reports and information electronically with the SEC. The Company’s filings are available through the SEC’s website at the following address: http:www.sec.gov.

Stockholders Sharing the Same Last Name and Address

The Company will be sending multiple copies of the information statement to the same address if more than one shareholder lives at the same residence.

By Order of the Board of Directors Chief Executive Officer
February ●, 2012